Duke/Louis Dreyfus Energy Services (New England) LLC
Financial Statements through December 31, 1996

Duke/Louis Dreyfus Energy Services (New England) LLC
Balance Sheet
December 31, 1996
(Unaudited)

                                 ASSETS
Assets:
    Trade Accounts Receivable                         $3,652

TOTAL ASSETS                                          $3,652

                              LIABILITIES

Liabilities and Members Equity:
    Current Liabilities
      Accounts Payable                                $7,451
         Total Current Liabilities                     7,451

Other Liabilities:
    Due to members                                   205,012
         Total Other Liabilities                     205,012

Members' Equity (deficit)
    Duke/Louis Dreyfus LLC                          (146,168)
    EUA Energy Services, Inc.                        (62,643)
         Total Members' Equity (deficit)            (208,811)


TOTAL LIABILITIES AND MEMBERS' EQUITY                $3,652


             Duke/Louis Dreyfus Energy Services (New England) LLC
                          CONDENSED INCOME STATEMENT
                For the Quarter and Year Ended December 31, 1996
                                   (Unaudited)

                                     QUARTER ENDED     YTD

Sales                                     $6,594         $7,332
Less: Cost of Sales                        9,833         10,737
    Gross Profit (loss)                  ($3,239)        (3,405)

Operating Expenses:
    General and Administrative Expenses   65,221        205,013
    Interest Expenses                        318            393
         Total Expenses (Net)             65,539        205,406
Net Income (Loss)                       ($68,778)     ($208,811)


         Duke/Louis Dreyfus Energy Services (New England) LLC
                       STATEMENT OF CASH FLOWS
                For the Year Ended December 31, 1996
                                (Unaudited)

Operating Activities:
    Net Loss                                     ($208,811)
    Change in Current Assets and Liabilities         3,799
          Net cash (used in) operating activities (205,012)
Financing Activities:
    Advances from members                          205,012
          Net cash provided from
              Financing Activities                 205,012
Cash at December 31, 1996                                0


         Duke/Louis Dreyfus Energy Services (New England) LLC
                              FOURTH QUARTER 1996

(ii)  Statement of revenues.
      All revenues are attributed to brokering electric power.

(iii) Derivative Transactions.
      None.

(iv)  Types of services provided by EUA Service Corporation (EUASC):
      Services were provided by (10) EUASC personnel in the following areas:
      Marketing and administrative services

      Total EUASC charges through December 31, 1996.
      $134,083

      All EUASC charges are billed at cost in compliance with Rules 90 and 91 under the Act.